Exhibit 99.1

HCM Acquisition Corp Announces the Separate Trading of Its Class A Ordinary Shares and Warrants, Commencing on March 14, 2022

STAMFORD, Conn., March 11, 2022 (GLOBE NEWSWIRE)—HCM Acquisition Corp (Nasdaq: HCMAU) ("HCM" or the "Company") announced that holders of the units sold in the Company's initial public offering of 28,750,000 units completed on January 25, 2022 (the "offering") may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on March 14, 2022. Any units not separated will continue to trade on The Nasdaq Global Market under the symbol "HCMAU", and each of the Class A ordinary shares and warrants will separately trade on The Nasdaq Global Market under the symbols "HCMA" and "HCMAW," respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their broker contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The units were initially offered by the Company in an underwritten offering. Cantor Fitzgerald & Co. acted as sole bookrunner in the offering.

The offering was made only by means of a prospectus, copies of which may be obtained on the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, copies of the prospectus may be obtained from Cantor Fitzgerald & Co., 499 Park Avenue, New York, NY 10022, or by e-mail at Prospectus@cantor.com.

A registration statement relating to the securities became effective on January 20, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements," including with respect to the search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of HCM, including those set forth in the Risk Factors section of the Company's registration statement for HCM's initial public offering filed with the Securities and Exchange Commission ("SEC"). Copies are available on the SEC's website, www.sec.gov. HCM undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts
James Bond
JBond@hondiuscapital.com